EXHIBIT 10.7
ADOBE INC.
2019 EQUITY INCENTIVE PLAN RESTRICTED STOCK UNIT GRANT NOTICE

NON-EMPLOYEE DIRECTOR GRANT

Adobe Inc. (the “Company”), pursuant to its 2019 Equity Incentive Plan (the “Plan”), hereby awards to you the Restricted Stock Unit Award (the “Award”) covering the number of Restricted Stock Units set forth below. This Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Award Agreement (the “Award Agreement”) and the Plan, each of which are incorporated herein in their entirety. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Plan.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units:

Vesting Schedule: This Award shall vest 100% on the date of the next Annual Meeting of Stockholders; provided, however, that, except as otherwise set forth in Section 1 of the Award Agreement, your Service has not terminated prior to such vesting date.

In the event of a Change of Control, any unvested portions of this Award shall become immediately vested in full as of immediately prior to the effective date of the Change of Control, subject to the consummation of the Change of Control.

Delivery of Shares: Subject to the limitations contained herein and the provisions of the Plan, the Company shall settle vested Restricted Stock Units by delivering to you shares of Stock, as provided in Sections 3 and 5 of the Award Agreement.

Additional Terms/Acknowledgements: You acknowledge receipt of, and understand and agree to, this Restricted Stock Unit Grant Notice (the “Grant Notice”), the Award Agreement, and the Plan. You further acknowledge that as of the Date of Grant, this Grant Notice, the Award Agreement, and the Plan set forth the entire understanding between you, the Company and any other applicable Participating Company regarding the Award and supersede all prior oral and written agreements on that subject, with the exception of any applicable change of control plan approved by the Board or a committee thereof and/or an applicable individual written retention agreement or severance provision between the Company, or a subsidiary of the Company, and you, to the extent applicable to you.

ADOBE INC.

By:
Shantanu Narayen
Chief Executive Officer
Address: 345 Park Avenue San Jose, CA 95110-2704 USA

ADOBE INC.
2019 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
NON-EMPLOYEE DIRECTOR GRANT

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (the “Award Agreement”), Adobe Inc. (the “Company”) has awarded you, pursuant to its 2019 Equity Incentive Plan (the “Plan”), a Restricted Stock Unit Award (the “Award”) for the number of Restricted Stock Units as indicated in the Grant Notice. Unless otherwise defined herein or in the Grant Notice, capitalized terms shall have the meanings set forth in the Plan. Subject to adjustment and the terms and conditions as provided herein and in the Plan, each Restricted Stock Unit shall represent the right to receive one (1) share of Stock.

The details of your Award, in addition to those set forth in the Grant Notice, are as follows.

1.VESTING.

(a)The Restricted Stock Units shall vest, if at all, as provided in the Vesting Schedule set forth in your Grant Notice, this Award Agreement and the Plan, provided that vesting shall cease upon the termination of your Service, except as otherwise set forth herein.

(b)If your Service terminates due to your death or Disability, then you will be given credit for an additional twelve (12) months of continuous Service such that the number of Restricted Stock Units that otherwise would have vested had your Service continued for an additional twelve (12) months following your termination will accelerate and become vested as of the date of your Service termination; provided, however, that in no event shall such applicable vesting exceed 100% of the number of Restricted Stock Units subject to your Award. For purposes of this provision, “Disability” shall mean your permanent and total disability within the meaning of Section 22(e)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and any applicable regulations promulgated thereunder to the extent not inconsistent with the regulations under Code Section 409A. Except as set forth in this Section 1(b), any Restricted Stock Units subject to the Award that have not vested at the time of your termination of Service for any or no reason will be forfeited immediately and automatically transferred to and reacquired by the Company at no cost to the Company.

(c)The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee. Notwithstanding Section 5 and in accordance with Section 16, the payment of shares of Stock that vest pursuant to this Section 1 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Code Section 409A.

2.NUMBER OF RESTRICTED STOCK UNITS AND UNDERLYING SHARES OF STOCK.

(a)The Restricted Stock Units subject to your Award and the shares of Stock deliverable with respect to such Restricted Stock Units will be adjusted from time to time for capitalization adjustments, as provided in Section 4.2 of the Plan.

(b)Any additional Restricted Stock Units, shares of Stock, cash or other property that become subject to the Award pursuant to this Section 2 shall be subject, in a manner determined by the

Committee, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and shares of Stock covered by your Award.

(c)Notwithstanding the provisions of this Section 2, no fractional Restricted Stock Units or rights for fractional shares of Stock shall be created pursuant to this Section 2, unless otherwise permitted under the Plan. The Committee shall, in its discretion, determine an equivalent benefit for any fractional Restricted Stock Units or fractional shares that might be created by the adjustments referred to in this Section 2.

3.PAYMENT BY YOU. Subject to Section 12 below, and except as otherwise provided in the Grant Notice, you will not be required to make any payment to the Company with respect to your receipt of the Award, the vesting of the Restricted Stock Units, or the delivery of the shares of Stock underlying the Restricted Stock Units; provided, however, that your continued Service is required for vesting of the Restricted Stock Units as set forth in the Grant Notice and this Award Agreement.

4.RIGHTS AS A STOCKHOLDER. Neither you nor any person claiming under or through you will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock hereunder unless and until certificates representing shares of Stock (or other evidence of ownership as so designated by the Company) (either, “Certificates”) will have been issued to you pursuant to Section 5. After such issuance, you will have all the rights of a stockholder of the Company with respect to voting such shares of Stock and receipt of dividends and other distributions on such shares of Stock.

5.DELIVERY OF SHARES.

(a)    General. Each Restricted Stock Unit represents the right to receive one (1) share of Stock on the date that such Restricted Stock Unit vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 1, you will have no right to payment of any such Restricted Stock Units. Except as provided in Section 6, any Restricted Stock Units that vest in accordance with Section 1 will be paid to you in whole shares of Stock (unless the issuance of fractional shares is permitted) as soon as practicable after vesting, but in each such case within the period thirty (30) days following the vesting date, subject to you satisfying any applicable tax withholding obligations as set forth in Section 12. In no event will you be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under this Award Agreement.

(b)    Deferred Shares. If you are eligible and elect to defer delivery of the shares of Stock as provided in Section 6, such shares of Stock will be issued and delivered to you on the date or dates that you elect on your deferral election form. No shares of Stock shall be issued prior to vesting of the Restricted Stock Units.

(c)    Delivery Following Death. If you are deceased at the time that shares of Stock pursuant to Restricted Stock Units, if any, are to be delivered to you, such delivery will be made to your designated beneficiary, or if no beneficiary has survived you or been designated, or if the beneficiary designation is not enforceable and/or is not valid under the inheritance or other laws in your country (as determined by the Company in its sole discretion), to the administrator or executor of your estate. Any such transferee must furnish the Company with (i) written notice of his or her status as a transferee, and
(ii) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer in the applicable country.

6.DEFERRAL ELECTION. If permitted by the Company to do so, you may elect to defer receipt of the shares of Stock that otherwise would be issued pursuant to the vesting of your Award in accordance with the terms and conditions, including the applicable eligibility requirements, of the Company’s Deferred Compensation Plan (or such other successor plan as may be adopted by the Company). The Committee will, in its sole discretion, establish the rules and procedures for such deferrals.

7.COMPLIANCE WITH LAW. The grant of your Award and the issuance of any shares of Stock thereunder shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. You may not be issued any shares of Stock if such issuance of shares of Stock would constitute a violation of any applicable federal, state or foreign securities laws, any other governmental regulatory body, or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. You understand that the Company is under no obligation to register or qualify the shares with the U.S. Securities and Exchange Commission or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock.

In addition, you may not be issued any shares of Stock unless (i) a registration statement under the Securities Act shall at the time of issuance be in effect with respect to the shares of Stock or (ii) in the opinion of legal counsel to the Company, the shares of Stock may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. YOU ARE CAUTIONED THAT THE SHARES OF STOCK MAY NOT BE ISSUED UNLESS THE FOREGOING
CONDITIONS ARE SATISFIED. Where the Company determines that the delivery of any shares of Stock to settle this Award would violate federal securities laws or other applicable laws or rules or regulations promulgated by any governmental agency, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that delivery of shares of Stock will no longer cause such violation. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares of Stock shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Stock as to which such requisite authority shall not have been obtained. As a condition to the issuance of any shares of Stock pursuant to this Award, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Award Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Stock.

8.RESTRICTIVE LEGENDS. The shares of Stock issued pursuant to this Award shall be endorsed with appropriate legends, if any, determined by the Company.

9.TRANSFERABILITY. Except to the limited extent permitted under Section 5(c), this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privileged conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges hereby immediately will become null and void.

10.AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the Service of the Company, or on the part of the Company to continue such Service. In addition, nothing in your Award shall obligate the Company, its respective stockholders, boards of directors, Officers or Employees to continue any relationship that you might have as an Employee, Director or Consultant for the Company.

11.UNSECURED OBLIGATION. Your Award is unfunded, and even as to any Restricted Stock Units that vest, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Stock pursuant to this Award Agreement. [You shall not have voting or any other rights as a stockholder of the Company with respect to the shares of Stock acquired pursuant to this Award Agreement until such shares of Stock are issued to you pursuant to this Award Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company with respect to the shares of Stock so issued.] Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

12.TAX OBLIGATIONS.

(a)General. Regardless of any action taken by the Company or any other Participating Company with respect to any or all federal, state, local and foreign income, employment, social insurance, payroll taxes, payment on account or other taxes related to your participation in the Plan and legally applicable to you or deemed by the Company to be an appropriate charge to you even if technically due by the Company (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or any other Participating Company. You further acknowledge that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your Award, including, but not limited to, the grant, vesting or settlement of this Award, subsequent sale of Stock acquired pursuant to this Award, or the receipt of any dividends and/or Dividend Equivalents and (ii) does not commit to and is under no obligation to structure the terms of the grant or any other aspect of your Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction, as applicable, you acknowledge that the Company or any other Participating Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Withholding Arrangements. Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax- Related Items. In this regard, you hereby authorize the Company, or its agents, in its sole discretion and subject to any limitations under applicable law, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following means:

i.withholding of that number of whole vested shares of Stock otherwise deliverable to you pursuant to this Award Agreement having a Fair Market Value not in excess of the amount of the withholding obligation for Tax-Related Items determined by the Company after considering required withholding rates; to the extent permitted under the Plan, the Company may determine such amount by considering other applicable withholding rates up to the maximum rate applicable in your jurisdiction. For tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the vested Award, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items;

ii.withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization, without further consent);

iii.tender by you of a payment in cash or check to the Company of any amount of the Tax-Related Items;

iv.withholding by the Company of any amount of the Tax-Related Items from the cash compensation owed to you by the Company;

v.in the event this Award is settled in whole or in part in cash, withholding from the cash to be distributed to you in settlement of this Award; and/or

vi.any other method approved by the Company, to the extent permitted by applicable law and under the terms of the Plan.

(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other withholding rates, including maximum withholding rates in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Stock) or, if not refunded, you may seek a refund from the applicable tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company.

(d)You shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company shall have no obligation to issue or deliver shares of Stock, cash, or the proceeds of the sale of Stock until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section 12.

(e)Notwithstanding the foregoing, if you are subject to Section 16 of the Exchange Act, the Company will withhold using the method described under Section 12(b)(i) above unless the use of such withholding method is problematic under applicable laws or has materially adverse accounting consequences, in which case the Committee (as constituted to satisfy the requirements of Exchange Act Rule 16b-3) shall determine which of the other methods described in Section 12(b) above shall be used to satisfy the withholding obligation for Tax-Related Items.

13.NATURE OF AWARD. In accepting your Award, you acknowledge, understand and agree that:

(a)the Plan is established voluntarily by the Company; it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan, in accordance with Section 14 of the Plan;

(b)the grant of your Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

(c)all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;

(d)the Award and your participation in the Plan shall not be interpreted as forming an employment or service contract with the Company and shall not interfere with any ability of the Company to terminate your service relationship (if any);

(e)you are voluntarily participating in the Plan;

(f)the future value of the underlying shares of Stock subject to your Award is unknown, indeterminable and cannot be predicted with certainty;

(g)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your Service with the Company for any reason whatsoever;

(h)unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(i)the Participating Company Group shall not be liable for any foreign exchange rate fluctuation between the United States Dollar and your local currency (if different) that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any shares of Stock acquired upon settlement.

14.DELIVERY OF DOCUMENTS AND NOTICES. Any document relating to this Award, participating in the Plan and/or notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Award Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, with postage and fees prepaid, or with a nationally recognized courier designating express or expedited service with evidence of delivery, addressed to the other party at the address, including email address, if any, provided for you by the Company, or at such other address as such party may designate in writing from time to time to the other party.

(a)    Description of Electronic Delivery. The Plan and the Award documents, which may include but do not necessarily include the Plan prospectus, the Grant Notice, this Award Agreement, Certificates, and U.S. financial reports of the Company, may be delivered to you electronically by the Company or a third party designated by the Company. Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via email or such other delivery determined at the Committee’s discretion.

(b)    Consent to Electronic Delivery. You acknowledge that you have read Section 14 and consent to the electronic delivery of the Plan and Award documents by the Company or a third party designated by the Company and agree to participate in the Plan through any online or electronic system established and maintained by the Company or a third party designated by the Company, as described in Section 14. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at equity@adobe.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide the Company or any designated third party with a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at equity@adobe.com. Finally, you understand that you are not required to consent to electronic delivery.

15.DATA PRIVACY NOTICE. The Company collects, uses, processes, shares, transfers, and stores (collectively, “processes”) certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number (to the extent permitted under applicable law), passport or other identification number, details regarding compensation, nationality, job title, any shares of Stock or directorships held in the Company, details of all Awards or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (all “Data”), for the exclusive purpose of implementing, administering and managing the Plan. Adobe processes such Data in accordance with the Adobe Employee Privacy Policy.

The Data will be transferred to E*TRADE Financial Corporate Services, Inc. and/or E*TRADE Securities, LLC (“E*TRADE”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Data may also be transferred to another brokerage firm, if you are permitted to and decide to transfer the shares of Stock received under the Plan to such other brokerage firm. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy and data protection laws and protections than your country. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.

By accepting this Award, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data by and among the Company and E*TRADE, any other company selected by the Company to assist it in administering the Plan and any brokerage firm to which you may transfer shares of Stock received under the Plan, for the purpose of implementing, administering and managing your participation in the Plan. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your compensation from or Service relationship with the Company will not be affected: however, refusing or withdrawing your consent will prohibit the Company would from granting Restricted Stock Units or other equity awards to you or administer or maintain such awards. Access to and management of previously awarded grants may also be impacted. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information about how Adobe processes the Data for the purposes described in this document, you may contact AskPrivacy@adobe.com.

16.APPLICATION OF SECTION 409A (ONLY APPLICABLE TO U.S. TAXPAYERS). Absent a proper deferral election, it is intended that all of the benefits and payments provided under this Award satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4), and this Award will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Award and the payments and benefits to be provided hereunder are intended to, and will be construed and implemented so as to, comply in all respects with the applicable provisions of Code Section 409A, and any provisions calling for payments on a termination of employment or other service shall be read to mean a “separation from service” (as defined under Treasury Regulation Section 1.409-1(h) without reference to alternative definitions thereunder). For purposes of Code Section 409A, each payment, installment and benefit under this Award is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding any other provision of this Award Agreement, to the extent that (a) one or more of the payments or benefits received or to be received by you upon “separation from service” pursuant to this Award would constitute deferred compensation subject to the requirements of Code Section 409A, and (b) you are a “specified employee” within the meaning of Code Section 409A at the time of separation from service, then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments and benefits shall not be provided to you prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of separation from service, (ii) the date of your death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation on you. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments and benefits deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments and benefits due shall be paid as otherwise provided herein.

17.BINDING AGREEMENT. Subject to the limitation on the transferability of this Award contained herein, the Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

18.COMMITTEE AUTHORITY. The Committee will have the power to interpret the Plan, the Grant Notice and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon you, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

19.HEADINGS. The headings of the Sections in this Award Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Award Agreement or to affect the meaning of this Award Agreement.

20.MISCELLANEOUS.

(a)The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

21.AGREEMENT SEVERABLE. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22.GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, which are hereby made a part of your Award, and is further subject to all interpretations,

amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between one or more provisions of your Award Agreement and one or more provisions of the Plan, the provisions of the Plan shall control.

23.APPLICABLE LAW AND VENUE. The Award and the provisions of this Award Agreement shall be governed by, and subject to, the laws of the State of California, United States of America. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of Santa Clara County, California, or the federal courts of the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

24.NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

25.LANGUAGE. You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the provisions of this Award Agreement and the Plan. If you received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

26.IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Without limitation to the foregoing, if you relocate to another country, the Company may impose other requirements on your participation in the Plan, on the Award and on any shares of Stock acquired under the Plan, to the extent the Company determines that the application of such requirements is necessary or advisable for legal or administrative reasons.

27.WAIVER. You acknowledge that a waiver by the Company of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by you or another Participant.

28.INSIDER TRADING RESTRICTIONS/MARKET ABUSE LAWS. You acknowledge that you may be subject to insider-trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, which may affect your ability to acquire, sell or attempt to sell or otherwise dispose of shares of Stock or rights to shares of Stock (e.g., the Award) during such times as you are considered to have “inside information” regarding the Company as defined in the laws or regulations in applicable jurisdictions, including the United States. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You should consult your personal legal advisor for further details regarding any insider trading restrictions and/or market-abuse laws in your country.

29.FOREIGN ASSET/ACCOUNT REPORTING REQUIREMENTS AND EXCHANGE CONTROLS. Certain foreign asset and/or account reporting requirements and exchange controls may affect your ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You acknowledge that it is your responsibility to be compliant with such regulations and you should consult your personal legal advisor for any details.